As filed with the Securities and Exchange Commission on December 6, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Watson Wyatt Worldwide, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	52-2211537
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

901 N. Glebe Road

Arlington, Virginia 22203

(703) 258-8000

(Address of principal executive offices, including zip code)

WATSON WYATT WORLDWIDE, INC. 2001 DEFERRED STOCK UNIT PLAN FOR SELECTED EMPLOYEES

(Full title of the plans)

Walter W. Bardenwerper

Karl L. Chen

901 N. Glebe Road

Arlington, Virginia 22203

(703) 258-8000

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A common stock, par value $0.01, per share	1,200,000	$45.22	$54,264,000	$5,807

(1)             Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such additional shares of Class A common stock, par value $0.01 per share (“Common Stock”) that become available under the Watson Wyatt Worldwide, Inc. 2001 Deferred Stock Unit Plan for Selected Employees (the “Plan”) in connection with changes in the number of shares of Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares of Common Stock are converted or exchanged.

(2)             Estimated solely for the purpose of determining the registration fee. The registration fee has been calculated pursuant to Rule 457(h)(1) under the Securities Act and Rule 457(c) of the Securities Act , on the basis of the average high and low prices for the Registrant’s Common Stock as quoted on the New York Stock Exchange on December 1, 2006, which was $45.22.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Watson Wyatt Worldwide, Inc. (the “Registrant” or the “Company”) solely for the purpose of registering 1,200,000 additional shares of the Company’s Common Stock, to be offered to participants under the Plan.  The Plan was originally adopted in 2001and most recently amended and restated by the Board on September 19, 2006.  On November 17, 2006, the Company’s stockholders approved an increase of 1,200,000 shares to the number of shares of Common Stock included in the Plan.  The maximum number of shares of Common Stock issuable under the Plan is 2,700,000 shares, of which 1,500,000 shares were previously registered with the Securities and Exchange Commission (the “Commission”) on Form S-8 (File No. 333-75498) filed on December 19, 2001.  Pursuant to General Instruction E of Form S-8, the contents of that registration statement are incorporated herein by reference except as otherwise noted below.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation includes a provision limiting such liability.

Our Amended and Restated Bylaws provide that we must indemnify any persons against any liability incurred in connection with any proceeding in which they may be involved as a party or otherwise, by reason of the fact that they are or were a legal representative, director or officer of the Company or are or were a director or officer serving at the request of the Company as a director, manager, officer, partner, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, to the fullest extent authorized by the laws of Delaware. The Company may, by action of the Board of Directors, provide indemnification to employees and agents of the Company with the same effect.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to filing on Form S-8 authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia, on December 5, 2006.

WATSON WYATT WORLDWIDE, INC.

/s/ CARL D. MAUTZ
By:	Carl D. Mautz
Its:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Walter W. Bardenwerper, as lawful attorney-in-fact and agent with full powers of substitution and resubstitution, to execute in the name of and on behalf of each person, individually and in each capacity stated below, and to file with the Commission any and all amendments to this Registration Statement, including any and all post-effective amendments as appropriate, and generally to do all such things in such person’s behalf, in any or all capacities stated below, in order to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on December 5, 2006.

Signature	Title

/s/ JOHN J. HALEY	Chief Executive Officer and President (principal executive officer)
John J. Haley

/s/ CARL D. MAUTZ	Chief Financial Officer (principal financial and accounting officer)
Carl D. Mautz

/s/ JOHN J. GABARRO	Director
John J. Gabarro

/s/ R. MICHAEL MCCULLOUGH	Director
R. Michael McCullough

/s/ BRENDAN R. O’NEILL	Director
Brendan R. O’Neill

/s/ LINDA D. RABBITT	Director
Linda D. Rabbitt

/s/ CHANDRASEKHAR RAMAMURTHY	Director
Chandrasekhar Ramamurthy

/s/ GILBERT T. RAY	Director
Gilbert T. Ray

/s/ Roger C. Urwin	Director
Roger C. Urwin

/s/ GENE H. WICKES	Director
Gene H. Wickes

/s/ JOHN C. WRIGHT	Director
John C. Wright

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant

4.2	Amended and Restated Bylaws of the Registrant

5.1	Opinion of Gibson Dunn & Crutcher LLP

10.1	Watson Wyatt Worldwide, Inc. 2001 Deferred Stock Unit Plan for Selected Employees

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Gibson Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this registration statement)